Exhibit 7.22

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 17, 2013, by and among BCP (Singapore) VI Cayman Acquisition Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and certain shareholders of Pactera Technology International Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) listed on Schedule A (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WITNESSETH:

WHEREAS, concurrently herewith, Parent, BCP (Singapore) VI Cayman Financing Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Midco”), BCP (Singapore) VI Cayman Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such ordinary shares, par value $0.00139482 per share, of the Company, including shares represented by American Depositary Shares (the “Shares”) as set forth opposite such Shareholder’s name on Schedule A;

WHEREAS, the Shareholders intend and are obligated to contribute all of their Shares to Parent in exchange for newly issued ordinary shares of Parent prior to the consummation of the Merger pursuant to a contribution agreement entered into in connection with the Merger Agreement dated on the date hereof (the “Contribution Agreement”); and

WHEREAS, in order to induce Parent, Midco and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders have agreed to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote all of their Shares in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.              Voting of the Company Shares.

(a)           Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any meeting of the Company’s shareholders, however called, and at any postponement or adjournment thereof, or in any other circumstances where any vote, consent or other approval is taken in respect of the Merger Agreement, each Shareholder shall, and shall cause its Affiliates:

(A)          in the case of a meeting, appear at such meeting or otherwise cause the Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting be a poll vote; and

(B)          vote or otherwise cause to be voted all of its Shares (A) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof, (B) against any other Acquisition Proposal, (C) against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, and including: (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Subsidiary (other than the Merger); (2) a sale, lease or transfer of a material amount of assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (3) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (4) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum and articles of association or other organizational documents, except if approved in writing by Parent; (5) any action that would require the consent of Parent pursuant to Section 6.1 of the Merger Agreement, except if approved in writing by Parent; or (6) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent, (D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, (E) in favor of any adjournment or postponement of any shareholders’ meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

(b)           Each Shareholder hereby appoints Parent and any other designee of Parent, each of them individually, such Shareholder’s irrevocable (the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in Section 1(a). Each Shareholder intends this proxy to be irrevocable (until the termination date) and coupled with an interest and will take such further actions or execute such other instruments (including any proxies circulated by the Company for any meetings of shareholders of the Company) as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Shareholder with respect to the Shares.  If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote his or her Shares in accordance with Section 1(a) as instructed by Parent in writing prior to the termination of this Agreement in accordance with its terms.  The parties agree that the foregoing is a voting agreement.

Section 2.              Representations and Warranties of the Shareholders.

Each Shareholder, severally and jointly, hereby represents and warrants to Parent as follows:

(a)           Ownership of Company Shares. Such Shareholder is the beneficial owner of, and has good and valid title to, the Shares, free and clear of Encumbrances other than as created by this Agreement, the Contribution Agreement and the Investment Agreement. Such Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement (including sole power to issue instructions with respect to the matters set forth in Section 1 hereof), in each case with respect to all of the Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement, the Contribution Agreement and the Investment Agreement.  As of the date hereof, other than the Shares and other securities listed on Schedule A hereof, such Shareholder does not own, beneficially or of record, any securities of the Company and any direct or indirect interest in any such securities (including by way of derivative securities).  The Shares are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Shares, other than this Agreement, the Contribution Agreement and the Investment Agreement. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shares, except as contemplated by this Agreement.

(b)           Organization, Standing and Authority.  Each such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)           Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Shareholder, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets.

(d)           No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against any Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement.

(e)           Reliance. Such Shareholder understands and acknowledges that Parent, Midco and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

(f)            Receipt of Information.  Such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby.  Such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 3.              Representations and Warranties of Parent.

Parent hereby represents and warrants to each Shareholder that:

(a)           Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholders (subject to the proviso in Section 8(n)), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)           Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of

Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

Section 4.              Additional Shares.

Each Shareholder covenants and agrees, severally and jointly, that such Shareholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement as Shares, and Schedule A shall be deemed amended accordingly.

Section 5.              Restrictions on Transfer and Other Restrictions.

Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of its Affiliates not to, directly or indirectly:

(a)           sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Shares (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Shares, in each case, except as expressly contemplated under this Agreement, the Contribution Agreement, the Merger Agreement and the Consortium Agreement;

(b)           enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Shares, or any right, title or interest thereto or therein;

(c)           deposit any Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shares; or

(d)           take any action that could reasonably be expected to have the effect of preventing, disabling or delaying such Shareholder from performing its obligations under this Agreement.  Any purported Transfer in violation of this paragraph shall be null and void.

Section 6.              Disclosure.

(a)           The Shareholders, on the one hand, and Parent, on the other hand, shall not, and shall cause their respective Affiliates and Representatives not to, make any press release, public announcement or other public communication regarding the subject matter of this Agreement without the prior written consent of the other party, except to the extent that (i) a party may disclose to its Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) if required by law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D filings and in connection therewith, the disclosure of this Agreement, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other party and the other party has had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by a party or its Representatives.

(b)           Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent or its Affiliates of such Shareholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby), but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the Shareholders and the Shareholders have had a reasonable opportunity to comment on the form and terms of disclosure, and (ii) agrees promptly to give to Parent or its Affiliates any information they may reasonably request concerning such Shareholder for the preparation of any such documents.

Section 7.              Termination.

This Agreement, and the obligations of the Shareholders hereunder, shall terminate immediately upon the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms; provided, that the provisions set forth in Section 6, this Section 7 and Section 8 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 8.              Miscellaneous.

(a)           Entire Agreement. This Agreement (together with the Merger Agreement, the Contribution Agreement, and the Consortium Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(b)           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c)           Amendment; Modification and Waiver.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(d)           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or its Affiliates any direct or indirect ownership or incident of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each Shareholder and its respective affiliates, if any.

(e)           Survival of Representations and Warranties.  All representations and warranties of the Shareholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Shareholders, and the issuance of the Parent Shares.

(f)            Interpretation.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  When reference is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated.  References to sums of money are expressed in lawful currency of the U.S. and “$” refers to U.S. dollars.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  For purposes of this Agreement, “beneficially owns”, “beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(g)           Statutory Provisions.  All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

(h)           Recitals and Schedules.  References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes.  References in this Agreement to the parties are references respectively to the parties and their legal personal representatives, successors and permitted assigns.

(i)            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice).  All notices hereunder shall be delivered to the addresses set forth below or, with respect to the Shareholders, on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(A)          If to Parent:

BCP (Singapore) VI Cayman Acquisition Co. Ltd.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10054, USA

Attention: John G. Finley

Facsimile: +1 646 253 8983

The Blackstone Group (HK) Limited

Two International Finance Centre

Suite 901, 9th Floor, 8 Finance Street

Central, Hong Kong

Attention: Susannah Lindenfield

Facsimile: +852 3656 8601

with a copy (which shall not constitute notice) to:

Ropes & Gray
41st Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: James Lidbury and Gary Li
Facsimile: +852 3664 6588

Email: james.lidbury@ropesgray.com and gary.li@ropesgray.com

(B)          If to the Shareholders:

Granite Global Ventures II L.P.

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025 U.S.A.

Attention: Stephen Hyndman, CFO

Facsimile: +1-650-475-2151

Email: shyndman@ggvc.com

GGV II Entrepreneurs Fund L.P.

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025 U.S.A.

Attention: Stephen Hyndman, CFO

Facsimile: +1-650-475-2151

Email: shyndman@ggvc.com

(j)            Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(k)           Remedies; Enforcement.  (i)  The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity (including specific performance). In the event any breach of this Agreement by any of the Shareholders which has been the primary cause of a failure of any closing condition applicable to Parent, Midco and Merger Sub in the Merger Agreement or a termination right of the Company under the Merger Agreement, the breaching Shareholders shall, severally and not jointly, pro rata in proportion to the number of Shares held by such breaching Shareholder, (A) indemnify and hold harmless Parent, Midco, Merger Sub, the Sponsor, the Guarantors and their Affiliates (the “Parent Parties”) from the aggregate out-of-pocket damages (including all costs and expenses) incurred by any of them in connection therewith, including the amount of any termination fee paid or payable by Parent to the Company under the Merger Agreement and, without duplication, all amounts paid or payable under the Guarantee by the Guarantors and (B) reimburse all out-of pocket expenses incurred by any of the Parent Parties in connection with the transactions contemplated by the Merger Agreement and this Agreement, including the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by any of them in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce such remedy against such breaching Shareholders; provided, that the foregoing monetary damages will be available to Parent only if Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, unless a failure to perform was primarily caused by the breach of the Shareholders under this Agreement. The breaching Shareholders shall pay or reimburse the Parent Parties within ten (10) Business Days following receipt of a written notice setting forth in reasonable detail the amount of any losses, damages, liabilities or expenses incurred by any of them. The foregoing shall be without prejudice to any rights and remedies otherwise available to a non-breaching party.  The parties hereto agree that the Parent Parties (excluding Parent) shall be third-party beneficiaries of this Section 8(k)(i).

(ii)           The Shareholders further acknowledge and agree that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Shareholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Parent or its Affiliates, Parent and its Affiliates will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Parent only if Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, unless a failure to perform was primarily caused by the breach of the Shareholders under this Agreement. The Shareholders agree not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or its Affiliates.  Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under Section 8(k)(i) and the right of specific performance under this Section 8(k)(ii).

(l)            No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement (including Section 8(k)(i)).

(m)          Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York.  The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(n)           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(n).

(o)           Expenses.  Other than otherwise provided for in this Agreement and the Investment Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(p)           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile transmission or pdf), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(q)           No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signatures page follows]

IN WITNESS WHEREOF, Parent and the Shareholders have caused to be executed or executed this Agreement as of the date first written above.

BCP (SINGAPORE) VI CAYMAN ACQUISITION CO. LTD.

By:	/s/ Eddy Huang
Name: Eddy Huang
Title: Director

GRANITE GLOBAL VENTURES II L.P.

By: Granite Global Ventures II L.L.C., its general partner

By:	/s/ Hany Nada
Name: Hany Nada
Title: Managing Director

GGV II ENTREPRENEURS FUND L.P.

By: Granite Global Ventures II L.L.C., its general partner

By:	/s/ Hany Nada
Name: Hany Nada
Title: Managing Director

Schedule A

Shareholder Name	Address Facsimile	Shares	Other Securities

Granite Global Ventures II L.P.	2494 Sand Hill Road, Suite 100 Menlo Park CA 94025 Fax #: 650-475-2151	3,348,586	0

GGV II Entrepreneurs Fund L.P.	2494 Sand Hill Road, Suite 100 Menlo Park CA 94025 Fax #: 650-475-2151	70,094	0